EXHIBIT 3.1

FIRST AMENDMENT TO THE

AMENDED AND RESTATED BYLAWS OF

GENTHERM INCORPORATED

ARTICLE VIII, SECTION 8.01

Section 8.01.  Forum for Adjudication of Disputes

Unless the Corporation consents in writing to the selection of an alternative forum, the courts of the State of Michigan located in Oakland County and the United States District Court for the Eastern District of Michigan shall be the sole and exclusive forum for (i) any derivative action or proceeding brought on behalf of the Corporation, (ii) any action asserting a claim of breach of a fiduciary duty owed by any director, officer or other employee of the Corporation to the Corporation or the Corporation’s shareholders, (iii) any action asserting a claim arising pursuant to any provision of the Michigan Business Corporation Act, as may be amended from time to time, or (iv) any action asserting a claim otherwise governed by the State of Michigan’s “internal affairs doctrine”. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and consented to the provisions of this provision of the Corporation’s bylaws.